                                                                   EXHIBIT 11.01

                              ESS TECHNOLOGY, INC.

                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                   December 31,
                                     -------------------------------------
                                        2002           2001           2000
                                        ----           ----           ----
Weighted average common shares...      44,044         42,274         42,548
Weighted average incremental
  common equivalent shares:
  Common stock(2)................       2,687          2,988          3,395
                                      -------        -------        -------
Total weighted average common and
  common equivalent shares.......      46,731         45,262         45,943
                                      =======        =======        =======
Net income (loss)................     $37,277        $(1,817)       $48,306
                                      =======        =======        =======
Net income (loss) per share......     $  0.80        $ (0.04)       $  1.05
                                      =======        =======        =======
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(1) This Exhibit should be read in conjunction with Note 9 of Notes to
    Consolidated Financial Statements.

(2) Earnings per share in computed using the weighted average number of common and common equivalent shares ("weighted average shares") outstanding during the period. Common equivalent shares consist of the Company's common stock issuable upon exercise of stock options (using the treasury stock method), except when antidilutive.

                                      (1)